News Release

Contact:
Investors:	Ryan Richards 980.465.5000 | investors@truist.com	Aaron Reeves 336.733.2874 | investors@truist.com
Media:	Kyle Tarrance 469.396.3555 | media@truist.com
Truist Reports First Quarter 2020 Results
Earnings of $986 million, or $0.73 per diluted share
CHARLOTTE, N.C., (APRIL 20, 2020) — Truist Financial Corporation (NYSE: TFC) today reported earnings for the first quarter of 2020.

Net income available to common shareholders was $986 million, up 31.6 percent, compared with the first quarter last year. Earnings per diluted common share were $0.73 for the first quarter of 2020, a decrease of 24.7 percent compared with the same period last year. Results for the first quarter produced an annualized return on average assets (ROA) of 0.90 percent, an annualized return on average common shareholders' equity (ROCE) of 6.58 percent, and an annualized return on tangible common shareholders' equity (ROTCE) of 13.23 percent.

Adjusted net income available to common shareholders was $1.2 billion, or $0.87 per diluted share, excluding merger-related and restructuring charges of $107 million ($82 million after-tax), incremental operating expenses related to the merger of $74 million ($57 million after-tax), and impacts associated with certain discretionary actions undertaken by management related to COVID-19 of $71 million ($54 million after-tax). Adjusted diluted earnings per common share decreased $0.18 compared to the first quarter of 2019. Adjusted results produced an annualized ROA of 1.06 percent, an annualized ROCE of 7.88 percent and an annualized ROTCE of 15.51 percent.

"The COVID-19 pandemic has altered life as we know it, and our hearts go out to everyone affected by this global health crisis," said Chairman and Chief Executive Officer Kelly S. King. "The combination of our two heritage companies positions Truist well to support our clients, communities and teammates in this challenging environment. As a well-capitalized institution with a strong liquidity position, we have seen significant growth in loans as our commercial clients drew down their lines of credit and have also seen a flight to quality as many of our clients move funds out of the financial markets and into deposit accounts.

"Truist earned $986 million in the first quarter, affected significantly by merger-related costs and certain discretionary costs and fee rebates that were necessary to support our teammates, clients and communities during the pandemic. Excluding these costs and fee rebates, Truist earned $1.2 billion, or $0.87 per share for the quarter. While asset quality remained strong at quarter-end, we know credit costs will increase and we provided $893 million in reserves to address expected future losses.

“Truist's purpose is to inspire and build better lives and communities. In this challenging time, we are fortunate to have the ability to fulfill that purpose and support our Truist family and stakeholders, help stabilize the economy and look forward to a recovery in the future. For clients, we’re helping in a number of ways including payment relief for credit card, personal loan, auto loan, home equity line of credit and residential mortgage products. In the past several weeks, we’ve also launched several digital tools to make it easier for our clients to request help.

"I am extremely proud of our teammates, many of whom are working around the clock to deliver solutions to help our clients and communities during this time of need. Our support for teammates includes additional paid time off, flexibility and family care benefits. Additionally, teammates making under $100,000 annually received a one-time pre-tax bonus of $1,200 in March to recognize their ongoing commitment to our clients and help alleviate some of the financial pressures caused by the pandemic. To meet the immediate and long-term needs of our communities, we've launched the Truist Cares initiative, a pledge of $25 million in philanthropic support that is providing aid for basic needs, medical supplies, and financial hardship across the nation. The remaining charitable funds will be given as grants to Truist’s community partners to support and expand technology initiatives and programs for youth, seniors, small businesses and people to rebuild, restore and create thriving communities,” said King.

First Quarter 2020 Performance Highlights
•Earnings per diluted common share were $0.73
–Adjusted diluted earnings per share were $0.87
–ROA was 0.90 percent; adjusted ROA was 1.06 percent
–ROCE was 6.58 percent; adjusted ROCE was 7.88 percent
–ROTCE was 13.23 percent; adjusted ROTCE was 15.51 percent

•Purchase accounting valuations for loans and intangibles were updated
–$193 million reduction in the fair value mark for loans
–$165 million increase in CDI and other intangibles
–$258 million reduction in goodwill
–Valuations remain subject to finalization

•Taxable-equivalent revenue was $5.6 billion for the first quarter of 2020
–Fee income ratio was 34.9 percent, compared to 38.6 percent for fourth quarter 2019
–Net interest margin was 3.58 percent, up 17 basis points from the fourth quarter 2019
–Core net interest margin was 3.06 percent, down eight basis points from the fourth quarter 2019

•Noninterest expense was $3.4 billion for the first quarter of 2020
–Noninterest expense includes $107 million of merger-related and restructuring charges, $74 million of incremental operating expenses related to the merger, and $65 million of discretionary management expenses related to COVID-19
–GAAP efficiency ratio was 61.1 percent, compared to 71.0 percent for fourth quarter 2019
–Adjusted efficiency ratio was 53.4 percent, compared to 57.5 percent for fourth quarter 2019

•Asset quality remains strong; significant economic uncertainty related to COVID-19
–Nonperforming assets were 0.23 percent of total assets
–Loans 90 days or more past due and still accruing were 0.55 percent of loans held for investment, down from 0.66 percent for the prior quarter
–Excluding government guaranteed loans, loans 90 days or more past due and still accruing were 0.04 percent of loans held for investment
–Net charge-offs were 0.36 percent of average loans and leases, down four basis points compared to the prior quarter
–The allowance for loan and lease losses was 1.63 percent of loans and leases held for investment
–Provision for credit losses was $893 million for the first quarter of 2020; $582 million build compared to the Day 1 CECL
–The allowance for loan and lease loss coverage ratio was 5.04 times nonperforming loans and leases held for investment, versus 3.41 times in the prior quarter

•Capital and liquidity levels remained strong
–Common equity tier 1 to risk-weighted assets was 9.3 percent
–Tier 1 risk-based capital was 10.5 percent
–Total capital was 12.6 percent
–LCR ratio was 117 percent for first quarter 2020

EARNINGS HIGHLIGHTS				Change 1Q20 vs.
(dollars in millions, except per share data)	1Q20	4Q19	1Q19	4Q19	1Q19
Net income available to common shareholders	$986	$702	$749	$284	$237
Diluted earnings per common share	0.73	0.75	0.97	(0.02)	(0.24)

Net interest income - taxable equivalent	$3,687	$2,252	$1,720	$1,435	$1,967
Noninterest income	1,961	1,398	1,202	563	759
Total taxable-equivalent revenue	$5,648	$3,650	$2,922	$1,998	$2,726
Less taxable-equivalent adjustment	37	25	24
Total revenue	$5,611	$3,625	$2,898

Return on average assets	0.90%	0.95%	1.43%	(0.05)%	(0.53)%
Return on average risk-weighted assets (current quarter is preliminary)	1.11	1.02	1.78	0.09	(0.67)
Return on average common shareholders' equity	6.58	7.33	11.08	(0.75)	(4.50)
Return on average tangible common shareholders' equity (1)	13.23	12.91	18.36	0.32	(5.13)
Net interest margin - taxable equivalent	3.58	3.41	3.51	0.17	0.07
(1) Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

First Quarter 2020 compared to Fourth Quarter 2019

Total taxable-equivalent revenue was $5.6 billion for the first quarter of 2020, an increase of $2.0 billion compared to the prior quarter, driven by an increase of $1.4 billion in net interest income and an increase of $563 million in noninterest income.

The net interest margin was 3.58 percent for the first quarter, up 17 basis points compared to the prior quarter. Average earning assets increased $150.4 billion, which primarily reflects a $114.1 billion increase in average total loans and leases, a $15.0 billion increase in average securities and a $17.3 billion increase in average other earning assets. The increase in average other earning assets primarily reflects higher interest-bearing balances at the Federal Reserve. Average interest-bearing liabilities increased $119.4 billion, driven by an increase of $95.3 billion in average interest-bearing deposits, an increase of $16.7 billion in average long-term debt and an increase of $7.4 billion in average short-term borrowings. The increases in balances were primarily due to the merger, as the prior quarter included only a partial impact on average balances, and actions to build liquidity in response to the COVID-19 pandemic.

The yield on the total loan portfolio for the first quarter was 4.98 percent, up seven basis points compared to the prior quarter, primarily due to accretion of the fair value mark on the merged loans, partially offset by lower rates. The yield on the average securities portfolio for the first quarter was 2.62 percent, down three basis points compared to the prior quarter.

The average cost of total deposits was 0.51 percent, down six basis points compared to the prior quarter. The average cost of interest-bearing deposits was 0.70 percent, down 12 basis points compared to the prior quarter. The average rate on long-term debt was 2.34 percent, down 58 basis points compared to the prior quarter. The average rate on short-term borrowings was 1.76 percent, down 39 basis points compared to the prior quarter. The decrease in rates on deposits and other funding was largely attributable to the declines in fed funds and LIBOR rates. The decrease in rates on long-term debt also reflects the amortization of the fair value mark on the assumed debt, as well as the issuance of $4.3 billion of senior and subordinated long-term debt and the issuance of $20.0 billion of long-term FHLB advances in March 2020.

The provision for credit losses was $893 million, and net charge-offs were $272 million for the first quarter, compared to $171 million and $192 million, respectively, for the prior quarter. The increase in the provision for credit losses was primarily due to the recognition of an economic downturn and significant growth in loans related to COVID-19, including the impact of reserving for the lifetime expected losses under CECL. Higher net charge-offs also contributed to the increase in the current quarter as there was a full quarter of activity from the merger.

Noninterest income was $2.0 billion, an increase of $563 million compared to the prior quarter. This increase reflects a full quarter of impact from the merger and a $114 million change in securities losses recognized compared to the prior quarter. Insurance income was up $40 million primarily due to seasonality. Residential mortgage income increased $180 million due to the merger, as well as strong production income due to the declining interest rate environment. Investment banking and trading income was up slightly compared to the prior quarter. This category of income was negatively impacted by credit valuation adjustments of $92 million on the derivatives portfolio primarily related to the decline in interest rates and widening of credit spreads. Other income was down $72 million compared to the prior period, primarily as a result of a $58 million change in the market value of assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense.

Noninterest expense was $3.4 billion for the first quarter, up $856 million compared to the prior quarter. Merger-related and restructuring charges decreased $116 million primarily due to higher personnel-related expenses incurred in the prior quarter. Incremental operating expenses related to the merger decreased $27 million primarily due to lower personnel-related items. As previously mentioned, additional discretionary expenses were incurred in connection with COVID-19 that amounted to approximately $65 million during the quarter. On an adjusted basis, noninterest expense was up $934 million, primarily due to a full quarter impact from the merger. Marketing and customer development expense reflects higher spend related to the launch of the Truist brand. Amortization of intangibles increased $94 million due to the intangibles recognized in the merger.

The provision for income taxes was $224 million for the first quarter, compared to $153 million for the prior quarter. The effective tax rate for the first quarter was 17.4 percent, unchanged compared to the prior quarter.

First Quarter 2020 compared to First Quarter 2019

Total taxable-equivalent revenues were $5.6 billion for the first quarter of 2020, an increase of $2.7 billion compared to the earlier quarter, which reflects an increase of $2.0 billion in taxable-equivalent net interest income and an increase of $759 million in noninterest income.

Net interest margin was 3.58 percent, up seven basis points compared to the earlier quarter. Average earning assets increased $215.8 billion. The increase in average earning assets reflects a $159.0 billion increase in average total loans and leases and a $29.0 billion increase in average securities. Average interest earning trading assets and other earning assets increased $27.9 billion due to higher trading securities and interest-bearing balances at the Federal Reserve. Average interest-bearing liabilities increased $170.3 billion compared to the earlier quarter. Average interest-bearing deposits increased $133.8 billion, average long-term debt increased $23.3 billion and average short-term borrowings increased $13.3 billion.

The yield on the total loan portfolio for the first quarter of 2020 was 4.98 percent, down eight basis points compared to the earlier quarter, reflecting the impact of rate decreases, partially offset by purchase accounting accretion from merged loans. The yield on the average securities portfolio was 2.62 percent, up two basis points compared to the earlier period.

The average cost of total deposits was 0.51 percent, down 13 basis points compared to the earlier quarter. The average cost of interest-bearing deposits was 0.70 percent, down 25 basis points compared to the earlier quarter. The average rate on short-term borrowings was 1.76 percent, down 56 basis points compared to the earlier quarter. The average rate on long-term debt was 2.34 percent, down 96 basis points compared to the earlier quarter. The lower rates on interest-bearing liabilities reflect declines in fed funds and LIBOR rates. The lower rates on long-term debt also reflect the amortization of the fair value mark on the assumed debt and the recent issuance of new senior and subordinated notes and FHLB long-term debt.

The provision for credit losses was $893 million, compared to $155 million for the earlier quarter. The increase in the provision for credit losses was primarily due to the recognition of an economic downturn and significant growth in loans related to COVID-19, including the impact of reserving for the lifetime expected losses under CECL. Net charge-offs for the first quarter of 2020 totaled $272 million compared to $147 million in the earlier quarter. Higher net charge-offs also contributed to the increase in the provision for credit losses and primarily reflect increases as a result of the merger. The net charge-off rate for the current quarter of 0.36 percent was down four basis points compared to the first quarter of 2019.

Noninterest income for the first quarter of 2020 increased $759 million compared to the earlier quarter. Nearly all categories of noninterest income were impacted by the merger. Insurance income increased $39 million due to higher production. Residential mortgage banking income was up due to strong production and refinance activity driven by the declining rate environment. Investment banking and trading income was up $91 million, but was negatively impacted by credit valuation adjustments of $92 million on the derivatives portfolio primarily related to the decline in interest rates and widening of credit spreads. Other income was worse $58 million, primarily as a result of a $26 million change in the market value of assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense.

Noninterest expense for the first quarter of 2020 was up $1.7 billion compared to the earlier quarter. Merger-related and restructuring charges and other incremental operating expenses related to the merger increased $27 million and $72 million, respectively. In addition, the current quarter was impacted by $65 million of discretionary expenses related to COVID-19. On an adjusted basis, noninterest expense was up $1.5 billion, primarily reflecting the impact of the merger. Marketing and customer development expense reflects higher spend related to the launch of the Truist brand. Amortization of intangibles increased $133 million due to the intangibles recognized in the merger.

The provision for income taxes was $224 million for the first quarter of 2020, compared to $177 million for the earlier quarter. This produced an effective tax rate for the first quarter of 2020 of 17.4 percent, compared to 18.2 percent for the earlier quarter. The lower effective tax rate is primarily due to higher income tax credits in the current year.

LOANS AND LEASES
	End of Period			Average Balances
(dollars in millions)	1Q20	4Q19	Change	1Q20

Commercial:
Commercial and industrial	$149,161	$130,180	$18,981	$131,743
CRE	27,532	26,832	700	27,046
Commercial construction	6,630	6,205	425	6,409
Lease financing	5,984	6,122	(138)	6,070
Total commercial	189,307	169,339	19,968	171,268
Consumer:
Residential mortgage	53,096	52,071	1,025	52,993
Residential home equity and direct	27,629	27,044	585	27,564
Indirect auto	25,146	24,442	704	24,975
Indirect other	10,980	11,100	(120)	10,950
Student	7,771	6,743	1,028	7,787
Total consumer	124,622	121,400	3,222	124,269
Credit card	5,300	5,619	(319)	5,534
PCI	—	3,484	(3,484)	—
Total loans and leases held for investment	$319,229	$299,842	$19,387	$301,071

Total loans and leases held for investment were $319.2 billion as of March 31, 2020, compared to $299.8 billion as of December 31, 2019. In connection with the adoption of CECL, all loans previously in the PCI portfolio became PCD loans and were transferred to their respective portfolios. The significant growth in the commercial and industrial portfolio was primarily due to draws on lines of credit by clients building liquidity in response to COVID-19.

Average loans and leases held for investment for the first quarter of 2020 were $301.1 billion, up $110.8 billion compared to the fourth quarter of 2019, primarily due to the merged loans and the line draws in response to COVID-19. Excluding the impact from these items, average loans were down slightly due to residential mortgage as a result of transferring loans to held for sale in the fourth quarter of 2019, partially offset by increases in indirect automobile loans and student loans.

DEPOSITS
	End of Period			Average Balances
(dollars in millions)	1Q20	4Q19	Change	1Q20

Noninterest-bearing deposits	$97,618	$92,405	$5,213	$93,135
Interest checking	92,950	85,492	7,458	85,008
Money market and savings	124,072	120,934	3,138	120,936
Time deposits	35,539	35,896	(357)	35,570
Total deposits	$350,179	$334,727	$15,452	$334,649

Total deposits were $350.2 billion as of March 31, 2020, compared to $334.7 billion as of December 31, 2019. Growth in deposits reflects clients retaining a portion of their credit line draws in the bank and solid growth in all non-time deposit products. Average deposits for the first quarter were $334.6 billion, up $123.9 billion compared to the prior quarter, primarily due to the merged deposits. Average noninterest-bearing deposits represented 27.8 percent of total deposits for the first quarter of 2020. The cost of average total deposits was 0.51 percent for the first quarter, down six basis points compared to the prior quarter. The cost of average interest-bearing deposits was 0.70 percent for the first quarter, down 12 basis points compared to the prior quarter.

SEGMENT RESULTS				Change 1Q20 vs.
(dollars in millions)
Segment Net Income	1Q20	4Q19	1Q19	4Q19	1Q19
Consumer Banking and Wealth	$681	$435	$390	$246	$291
Corporate and Commercial Banking	423	522	430	(99)	(7)
Insurance Holdings	105	59	88	46	17
Other, Treasury & Corporate	(146)	(290)	(110)	144	(36)
Total net income	$1,063	$726	$798	$337	$265

Effective December 2019, segments were realigned in connection with the SunTrust merger. Results for prior periods have been revised to reflect the new structure.

First Quarter 2020 compared to Fourth Quarter 2019

Consumer Banking and Wealth ("CB&W")

CB&W serves individuals and small business clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services by connecting clients to a wide range of financial products and services. CB&W includes Dealer Retail Services, which originates loans on an indirect basis to individuals for the purchase of automobiles, boats and recreational vehicles. Additionally, CB&W includes National Consumer Finance & Payments, which provides a comprehensive set of technology-enabled lending solutions to individuals and small businesses through several national channels, as well as merchant services and payment processing solutions to business clients. CB&W also includes Mortgage Banking, which offers residential mortgage products nationally through its retail and correspondent channels, the internet and by telephone. These products are either sold in the secondary market, primarily with servicing rights retained, or held in the Company’s loan portfolio. Mortgage Banking also services loans for other investors, in addition to loans held in the Company’s loan portfolio. Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgage LHFS by independent mortgage companies. Wealth delivers investment management, financial planning, banking, fiduciary services and related solutions to institutions, affluent and high net worth individuals and families, with financial expertise and industry-specific insights in the medical, legal, sports and entertainment industries.

CB&W net income was $681 million for the first quarter of 2020, an increase of $246 million compared to the prior quarter. Segment net interest income increased $856 million primarily due to the merger. Noninterest income increased $426 million due to the merger and higher residential mortgage income as a result of the lower rate environment driving mortgage production through refinance activity. The allocated provision for credit losses increased $292 million primarily due to the recognition of an economic downturn related to COVID-19 and higher net charge-offs in the current quarter as there was a full quarter of activity from the merger. Noninterest expense increased $674 million primarily due to operating expenses and amortization of intangibles related to the merger, as well as discretionary management impacts from COVID-19.

Loans and leases were up $748 million at March 31, 2020, compared to the prior quarter, primarily driven by a seasonal increase in dealer/recreational lending and mortgage. Total deposits were up $6.4 billion at March 31, 2020, compared to the prior quarter, primarily due to seasonality and reduced consumer spending late in the quarter related to COVID-19.

Corporate and Commercial Banking ("C&CB")

C&CB serves large, medium and small business clients by offering a variety of loan and deposit products and connecting clients to the combined organization’s broad array of financial services. C&CB includes Corporate and Investment Banking (“CIB”), which delivers a comprehensive range of strategic advisory, capital raising, risk management, financing, liquidity and investment solutions to both public and private companies in the C&CB segment and Wealth. Additionally, C&CB includes Commercial Community Banking, which offers an array of traditional banking products, including lending, cash management and investment banking to commercial clients via CIB. C&CB also includes Commercial Real Estate, which provides a range of credit and deposit services as well as fee-based product offerings to privately held developers, operators, and investors in commercial real estate properties. C&CB also includes Grandbridge Real Estate Capital, which is a fully integrated commercial mortgage banking company that originates commercial and multi-family real estate loans, services loan portfolios and provides asset and portfolio management as well as real estate brokerage services. Treasury Solutions, within C&CB, provides business clients across the organization with services required to manage their payments and receipts, combined with the ability to manage and optimize their deposits across all aspects of their business.

C&CB net income was $423 million for the first quarter of 2020, a decrease of $99 million compared to the prior quarter. Segment net interest income increased $501 million. Noninterest income increased $41 million due to the merger, partially offset by credit value adjustments primarily related to the decline in interest rates and widening of credit spreads. The allocated provision for credit losses increased $382 million primarily due to the recognition of an economic downturn and significant growth in loans related to COVID-19. Noninterest expense increased $311 million primarily due to operating expenses and amortization of intangibles related to the merger in the current quarter.

Loans and leases were up $18.9 billion compared to the prior quarter due to significant growth in commercial and industrial loans in March related to COVID-19. Total deposits were up $5.8 billion at March 31, 2020, compared to the prior quarter, primarily due to commercial clients retaining a portion of their credit line draws in the bank and solid growth in all non-time deposit products.

Insurance Holdings ("IH")

Truist’s IH segment is one of the largest insurance agency / brokerage networks in the world, providing property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, IH includes commercial and retail insurance premium finance.

IH net income was $105 million for the first quarter of 2020, an increase of $46 million compared to the prior quarter. Noninterest income increased $21 million primarily due to seasonality in employee benefits renewal commissions. Noninterest expense decreased $41 million primarily due to seasonally higher performance-based incentives and restructuring expense in the prior quarter.
Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and variability associated with derivatives used to hedge the balance sheet.

OT&C generated a net loss of $146 million for the first quarter of 2020, compared to a net loss of $290 million for the prior quarter. Segment net interest income increased $68 million. Noninterest income increased $75 million primarily due to losses on the sale of securities in the prior quarter, partially offset by lower income related to certain post-employment benefits in the current quarter. The allocated provision for credit losses increased $49 million primarily due to the provision for unfunded commitments. Noninterest expense decreased $88 million primarily due to lower merger-related charges and increased corporate expenses allocated to the segments. The benefit for income taxes decreased $38 million primarily due to lower pre-tax losses in the current quarter.

First Quarter 2020 compared to First Quarter 2019

Consumer Banking and Wealth

CB&W net income was $681 million for the first quarter of 2020, an increase of $291 million compared to the earlier quarter. Segment net interest income increased $1.2 billion primarily due to the merger. Noninterest income increased $565 million, due to the merger and higher residential mortgage income as a result of the lower rate environment driving mortgage production through refinance activity. The allocated provision for credit losses increased $306 million primarily due to the recognition of an economic downturn related to COVID-19 and higher net charge-offs in the current quarter as there was a full quarter of activity from the merger. Noninterest expense increased $1.1 billion primarily due to operating expenses and amortization of intangibles related to the merger and discretionary management impacts from COVID-19 in the current quarter.

Corporate and Commercial Banking

C&CB net income was $423 million for the first quarter of 2020, a decrease of $7 million compared to the earlier quarter. Segment net interest income increased $706 million primarily due to the merger. Noninterest income increased $216 million due to the merger, partially offset by losses in trading income primarily related to the decline in interest rates and widening of credit spreads. The allocated provision for credit losses increased $379 million primarily due to the recognition of an economic downturn and significant growth in loans related to COVID-19. Noninterest expense increased $571 million primarily due to operating expenses and amortization of intangibles related to the merger in the current quarter.

Insurance Holdings

IH net income was $105 million for the first quarter of 2020, an increase of $17 million compared to the earlier quarter. Noninterest income increased $42 million primarily due to higher production. Noninterest expense increased $23 million primarily due to commissions on higher production in the current quarter.

Other, Treasury & Corporate

OT&C generated a net loss of $146 million in the first quarter of 2020, compared to a net loss of $110 million in the earlier quarter. Segment net interest income increased $19 million. Noninterest income decreased $64 million primarily due to lower income related to certain post-employment benefits and higher tax credit equivalents allocated to the segments. The allocated provision for credit losses increased $55 million primarily due to the provision for unfunded commitments. Noninterest expense decreased $42 million primarily due to lower merger-related charges and increased corporate expenses allocated to the segments. The benefit for income taxes increased $22 million primarily due to a higher pre-tax loss.

CAPITAL RATIOS	1Q20	4Q19	3Q19	2Q19	1Q19
Risk-based:	(preliminary)
Common equity Tier 1	9.3%	9.5%	10.6%	10.4%	10.3%
Tier 1	10.5	10.8	12.2	12.0	12.0
Total	12.6	12.6	14.8	14.2	14.2
Leverage (1)	9.0	14.7	10.3	10.2	10.1
Supplementary leverage (2)	7.8	7.9	NA	NA	NA
(1)The leverage ratio is calculated using end of period Tier 1 capital and quarterly average tangible assets. The timing of the merger impacted the result for the fourth quarter of 2019. The estimated leverage ratio for the fourth quarter of 2019 using a full quarterly average tangible assets was 9.3 percent.
(2)Truist became subject to the supplementary leverage ratio as of January 1, 2020. The December 31, 2019 measure was an estimate based on a full quarter of average tangible assets in the denominator.

Capital ratios declined slightly primarily due to the significant balance sheet growth related to commercial clients drawing on lines of credit in response to COVID-19. The leverage and supplementary leverage ratios were also impacted by higher balances held at the Federal Reserve. In March 2020, the company redeemed $500 million of Series K preferred stock and issued $1.25 billion of subordinated debt. Truist's capital levels remain strong compared to the regulatory levels for well capitalized banks at March 31, 2020. Truist declared common dividends of $0.450 per share during the first quarter of 2020. The dividend and total payout ratios for the first quarter of 2020 were 61.4 percent. As previously communicated at the time of the merger announcement, Truist suspended its share repurchase program until capital ratios return to higher levels.

As of January 1, 2020, Truist is subject to Category III reduced LCR requirements (85 percent). Truist's average LCR was approximately 117 percent for the three months ended March 31, 2020, compared to the regulatory minimum of 100 percent. Truist continues to maintain a strong liquidity position and is prepared to meet the funding needs of clients. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 19.6 percent at March 31, 2020.

ASSET QUALITY
(dollars in millions)	1Q20	4Q19	3Q19	2Q19	1Q19
Total nonperforming assets	$1,177	$684	$509	$523	$584
Total performing TDRs	1,079	980	1,057	1,070	1,130
Total loans 90 days past due and still accruing	1,748	1,994	403	407	431
Total loans 30-89 days past due	2,374	2,213	992	1,016	948
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.32%	0.15%	0.30%	0.30%	0.35%
Nonperforming assets as a percentage of total assets	0.23	0.14	0.22	0.23	0.26
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.74	0.74	0.66	0.67	0.64
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.55	0.66	0.27	0.27	0.29
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed and PCI	0.04	0.03	0.04	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.63	0.52	1.05	1.05	1.05
Net charge-offs as a percentage of average loans and leases, annualized	0.36	0.40	0.41	0.38	0.40
Ratio of allowance for loan and lease losses to net charge-offs, annualized	4.76x	2.03x	2.59x	2.80x	2.62x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	5.04x	3.41x	3.52x	3.46x	2.97x

Nonperforming assets totaled $1.2 billion at March 31, 2020, up $493 million compared to December 31, 2019 due primarily to the adoption of CECL, which resulted in the discontinuation of the pool-level accounting for PCI loans and replaced that with a loan-level evaluation for nonaccrual status. As of December 31, 2019, there was approximately $500 million of PCI loans that would have been classified as nonperforming had we evaluated accrual status on a loan level basis. Nonperforming loans and leases held for investment represented 0.32 percent of loans and leases held for investment, up 17 basis points compared to December 31, 2019, but down three basis points from March 31, 2019. Performing TDRs were up $99 million during the first quarter, primarily in residential mortgage loans, commercial and industrial loans and indirect automobile loans.

Loans 90 days or more past due and still accruing totaled $1.7 billion at March 31, 2020, down $246 million compared to the prior quarter. The decline was due to loans that transitioned into nonaccrual as a result of the change in pool level accounting described above, partially offset by an increase in government guaranteed student loans. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.55 percent at March 31, 2020, down 11 basis points from the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04 percent at March 31, 2020, up one basis point from 0.03 percent at December 31, 2019.

Loans 30-89 days past due and still accruing totaled $2.4 billion at March 31, 2020, up $161 million compared to the prior quarter. The increase was largely in commercial and industrial loans and residential mortgage loans, partially offset by a decrease in student loans. The ratio of loans 30-89 days or more past due and still accruing as a percentage of loans and leases was 0.74 percent at March 31, 2020, unchanged from the prior quarter.

Net charge-offs during the first quarter totaled $272 million, up $80 million compared to the prior quarter. The increase was largely due to the impact of a full quarter from the merger. As a percentage of average loans and leases, annualized net charge-offs were 0.36 percent, down four basis points compared to the prior quarter.

The allowance for credit losses was $5.6 billion, up $3.7 billion compared to the prior quarter. The increase in the allowance for credit losses was primarily due the adoption of CECL. Upon adoption, the company recorded a $3.1 billion increase in the allowance for credit losses, including $2.8 billion that was charged to retained earnings net of deferred taxes, and $378 million related to the gross up for PCD loans. The remaining increase in the allowance for credit losses primarily reflects deteriorated economic conditions as well as significant loan growth from clients drawing down their lines of credit to build liquidity in response to COVID-19. The allowance for credit losses includes $5.2 billion for loans and leases and $400 million for the reserve for unfunded commitments. As of March 31, 2020, the allowance for loan and lease losses was 1.63 percent of loans and leases held for investment.

The allowance for loan and lease losses was 5.04 times nonperforming loans and leases held for investment, compared to 3.41 times at December 31, 2019. At March 31, 2020, the allowance for loan and lease losses was 4.76 times annualized net charge-offs, compared to 2.03 times at December 31, 2019.

Earnings Presentation and Quarterly Performance Summary

To listen to Truist's live first quarter 2020 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 892418. A presentation will be used during the earnings conference call and is available on our website at https://ir.truist.com/events-and-presentation. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 892418).

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist's First Quarter 2020 Quarterly Performance Summary, which contains detailed financial schedules, is available at https://ir.truist.com/earnings.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspire and build better lives and communities. With 275 years of combined BB&T and SunTrust history, Truist serves approximately 12 million households with leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending and wealth management. Headquartered in Charlotte, North Carolina, Truist is the sixth-largest commercial bank in the U.S. with total assets of $506 billion as of March 31, 2020. Truist Bank, Member FDIC. Learn more at Truist.com.

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Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Truist's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

●	The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

●	Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.
●	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna, National Penn and Colonial Bank are excluded to approximate the yields paid by clients. Interest income for PCI loans adjusts the accretion, net of interest reversals, which approximates the interest received from the client. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets.
●	The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
●	The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
●	The adjusted performance ratios are non-GAAP in that they exclude merger-related and restructuring charges, selected items and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. Truist's management uses these measures in their analysis of the Corporation's performance. Truist's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
●	EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
●	Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases is a non-GAAP measurement of credit reserves that is calculated by adjusting the ALLL and loans and leases held for investment by the unamortized fair value mark. Truist's management uses this measure to assess credit reserves and believes investors may find this measure useful in their analysis of the Corporation.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist's First Quarter 2020 Earnings Presentation, which is available at https://ir.truist.com/earnings.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," “would," "could" and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding Truist's business, the economy and other future conditions. Such statements involve inherent uncertainties, risks and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019 and in Truist's subsequent filings with the Securities and Exchange Commission:

•	risks and uncertainties relating to the Merger, including the ability to successfully integrate the companies or to realize the anticipated benefits of the Merger;
•	expenses relating to the Merger and integration of heritage BB&T and heritage SunTrust;
•	deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•	changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, which could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
•	volatility in mortgage production and servicing revenues, and changes in carrying values of Truist’s servicing assets and mortgages held for sale due to changes in interest rates;
•	management’s ability to effectively manage credit risk;
•	inability to access short-term funding or liquidity;
•	loss of client deposits, which could increase Truist’s funding costs;

•	changes in Truist’s credit ratings, which could increase the cost of funding or limit access to capital markets;
•	additional capital and liquidity requirements that will result from the Merger;
•	regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, or other adverse consequences;
•	risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•	failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions;
•	risks relating to Truist’s role as a servicer of loans, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in Truist’s servicing fee, or a breach of Truist’s obligations as servicer;
•	negative public opinion, which could damage Truist’s reputation;
•	increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design and governance;
•	competition from new or existing competitors, including increased competition from products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•	Truist’s ability to introduce new products and services in response to industry trends or developments in technology that achieve market acceptance and regulatory approval;
•	Truist’s success depends on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements Truist's operations and integration activities could be adversely impacted. This could be exacerbated as Truist continues to integrate the management teams of heritage BB&T and heritage SunTrust, or if the organization is unable to hire and retain qualified personnel;
•	legislative, regulatory or accounting changes may adversely affect the businesses in which Truist is engaged;
•	evolving regulatory standards, including with respect to capital and liquidity requirements, and results of regulatory examinations, may adversely affect Truist's financial condition and results of operations;
•	accounting policies and processes require management to make estimates about matters that are uncertain;
•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit or asset growth, a deterioration in credit quality or a reduced demand for credit, insurance or other services;
•	risk management measures and management oversight functions may not identify or address risks adequately;
•	unfavorable resolution of legal proceedings or other claims or regulatory or other governmental investigations or inquiries could result in negative publicity, protests, fines, penalties, restrictions on Truist's operations or ability to expand its business or other negative consequences, all of which could cause reputational damage and adversely impact Truist's financial condition and results of operations;
•	competitors of Truist may have greater financial resources or develop products that enable them to compete more successfully than Truist and may be subject to different regulatory standards than Truist;
•	failure to maintain or enhance Truist’s competitive position with respect to technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or are not rolled out in a timely manner or for other reasons, may cause Truist to lose market share or incur additional expense;
•	fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect or mitigate;
•	operational or communications systems, including systems used by vendors or other external parties, may fail or may be the subject of a breach or cyber-attack that, if successful, could adversely impact Truist's financial condition and results of operations;
•	security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s employees and clients, malware intrusion or data corruption attempts, and identity theft could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure;
•	the COVID-19 pandemic has disrupted the global economy, and continuation of current conditions could affect Truist’s capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase Truist's allowance for credit losses, impair the collateral values, cause an outflow of deposits, result in lost revenue or additional expenses, result in goodwill impairment charges, and increase Truist’s cost of capital;
•	natural or other disasters, including acts of terrorism and pandemics, could have an adverse effect on Truist, including a material disruption of Truist's operations or the ability or willingness of clients to access Truist's products and services;
•	widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties could adversely impact Truist's financial condition and results of operations; and
•	depressed market values for Truist’s stock and adverse economic conditions sustained over a period of time may require a write down to goodwill.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.